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Exhibit 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the registration statements of Chateau Communities, Inc. or CP Limited Partnership on Form S-8 (File Nos. 333-40166, 333-28583, 333-38900 and 333-73566) and Form S-3 (File
Nos. 333-36323, 333-28703, 333-38898, 333-38898-01, 333-39228, 333-43981,
333-43981-01, 333-74399, and 333-38307) and Form S-4 (File No. 333-75936) of our
report dated February 27, 2002 relating to the consolidated financial statements and financial statement schedule of Chateau Communities, Inc. and CP Limited Partnership, respectively as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 which appear in the Annual Reports on Form 10-K, respectively.

PRICEWATERHOUSECOOPERS LLP


Denver, Colorado
March 28, 2002